UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 2, 2006
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-16499 (Commission File Number)	54-1746596 (I.R.S. Employer Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)
(703) 273-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 2, 2006, Sunrise Senior Living, Inc. (“Sunrise”) and SSLI-06 Merger Sub, Inc., a newly-formed indirect wholly owned subsidiary of Sunrise (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) with Trinity Hospice, Inc. (“Trinity”), American Capital Strategies, Ltd. and certain affiliates of KRG Capital Partners, LLC, as the principal stockholders of Trinity, pursuant to which Sunrise agreed to acquire Trinity. Trinity provides palliative medical, psychosocial and spiritual service to individuals with terminal or life-limiting illnesses through state-licensed and federally certified hospice programs. Trinity and its subsidiaries currently operate in nine states – Louisiana, Texas, Missouri, Kansas, Mississippi, Oklahoma, Arizona, Tennessee and Pennsylvania. Pursuant to the Merger Agreement, Trinity will merge with Merger Sub, with Trinity becoming an indirect wholly-owned subsidiary of Sunrise following the merger.
     The aggregate consideration for the transaction is estimated to be $68 million plus approximately $3 million in transaction costs for a total of approximately $71 million, subject to various adjustments set forth in the Merger Agreement, which includes amounts to be used to repay existing indebtedness and to make other payments in connection with the merger. Under the terms of the Merger Agreement, the merger consideration payable to stockholders of Trinity will be paid solely in cash. Sunrise expects to fund this transaction through its existing cash balances and corporate credit facility.
     Consummation of the transaction, which is expected to occur in the third or fourth quarter of 2006, is subject to the satisfaction of certain conditions, including receipt of required regulatory approvals and other customary closing conditions. The principal stockholders of Trinity have agreed to indemnify Sunrise for certain matters. Any party may terminate the Merger Agreement if the transaction has not been consummated by September 18, 2006, subject to an additional 30-day extension in certain circumstances if all required regulatory approvals have not been obtained by September 18, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC. (Registrant)
Date: August 4, 2006	By:	/s/ Bradley B. Rush
Bradley B. Rush
Chief Financial Officer